EXHIBIT 10.1

October 7, 2015

Mr. Stephen J. Mueller

Vice-President  & CFO

Peak Resorts, Inc.

17409 Hidden Valley Drive

Wildwood, MO 63025

Re:  Peak Resorts Acquisition Line of Credit

       Conditional Commitment Letter (“Letter”)

Please be informed that our loan committee has conditionally approved your request for a loan by Royal Banks of Missouri (the “Bank”) to Peak Resorts, Inc. (the “Borrower”) wherein the Bank is willing to lend, and the Borrower agrees to borrow not more than the Principal Amount set forth below (herein the “Loan”).

CONDITIONAL TERMS

Borrower:Peak Resort, Inc. a Missouri Corporation

Hidden Valley Golf and Ski, Inc., a Missouri Corporation and subsidiary of Peak Resort, Inc.

Paoli Peaks, Inc., a Missouri Corporation and subsidiary of Peak Resort, Inc.

Snow Creek, Inc., a Missouri Corporation and subsidiary of Peak Resort, Inc.

LBO Holding, Inc. (known as Attitash Resort), a Maine Corporation and subsidiary of Peak Resort, Inc.

SNH Development, Inc. (known as Crotched Mountain Resort), a Missouri Corporation and subsidiary of Peak Resort, Inc.

For purposes of this Letter and the Loan and all documents related to the Loan, the written consent of Peak Resort, Inc., shall bind its subsidiaries.

Principal Amount:

(Credit Facility)Up to $20,000,000 provided the Bank secures three Loan participants; Up to $15,000,000, provided the Bank secures not less than two Loan participants.

Use of Proceeds:Proceeds of the Loan will be used to acquire additional ski resorts with advances limited to purchase price, closing costs, environmental testing, title costs, legal fees, surveys, acquisition related studies, and working capital up to 5% of the acquisition purchase price.

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Interest Rate:Prime + 1.0 percent per annum, floating and adjusted daily, until the Loan matures.

Prepayment Premium:  None.

Commitment Fee:Borrower will pay to Bank a commitment fee equal to 1% of the Principal Amount (the “Commitment Fee”), payable as follows: $75,000 concurrent with the Borrower’s acceptance of this Letter and the remainder of the Commitment Fee at the closing of the Loan.  The purpose of this fee is to compensate the Bank for reserving the Bank funds necessary to make the Loan contemplated herein.  Accordingly, the commitment fee is earned upon payment and is refundable only in accordance with the terms of this Letter.

Term:The Loan will be payable in monthly installments of interest only. All unpaid principal and interest will be due and payable within 12 months after the Loan advance.

If there is any unused Credit Facility remaining as of 12 months after the date of the Loan (the “Unused Credit Facility”) and Borrower desires to renew the Unused Credit Facility for an additional year, Borrower will pay a renewal fee equal to 0.25% of the Unused Credit Facility as of the date of the renewal each year that Borrower renews the Unused Credit Facility.  The Bank may renew Unused Credit Facility provided that Borrower is otherwise in compliance with the terms and conditions of the Loan Agreement.

If the Loan advance is not paid in full within 12 months after the Loan advance is made, and the Borrower is otherwise in compliance with the terms and conditions of the Loan Agreement, the Loan advance will be converted to a balloon loan (“Balloon Loan”) under conditions specified in the Loan Agreement with a term of 3 years, payments amortized over a 20 year period, floating interest rate of prime plus 1% per annum, points not to exceed 0.5% of the Credit Facility at the time the Loan is converted, and such additional terms and conditions which are satisfactory to the Bank.  The Bank may renew the Balloon Loan under conditions specified in the Loan Agreement with interest rate, points (not to exceed 0.25% of the Credit Facility at the time of renewal) and such additional terms and conditions which are satisfactory to the Bank.

Distribution of Loan

Proceeds:The Bank shall have the right to designate a title attorney/title

EXHIBIT 10.1

company, satisfactory to the Bank, to disburse Loan proceeds.  The Bank currently accepts First American Title Insurance Company as a title company satisfactory to the Bank.  If such Loan proceeds are distributed by a title attorney/title company, all fees of the title attorney/title company shall be paid by the Borrower and the Bank will have no liability to Borrower arising out of any negligence, malfeasance or misappropriation of or by the title attorney/title company with respect to such funds, nor shall the Bank bear any liability for the selection of the title attorney/title company.

Costs:All costs incurred by the Bank in the making and documenting of the Loan, including without limitation, insurance, title attorneys/title insurance, recordation and filing fees and costs, and the Bank’s legal fees with respect to the preparation and/or review of any documentation associated with the making, documenting and closing of the Loan (“Bank’s Direct Costs”), shall be paid by the Borrower regardless of the failure to close on the Loan and regardless of the reason for such failure to close.

Loan Agreement:The Loan will be documented and closed in a manner satisfactory to the Bank, in the Bank’s sole discretion.  The terms of the Loan Agreement shall be mutually satisfactory to the Borrower and the Bank.  The documents employed to evidence the Loan will set forth terms and conditions in addition to those terms and conditions set forth in this Letter.  Additional terms and conditions may include but shall not be limited to definitions of what constitutes an event of default, the Bank’s remedies should an event of default occur, including but not limited to the Bank’s right to declare the then outstanding balance on the Loan to be immediately due and payable, and Borrower’s representations, warranties and covenants, to be made and offered by the Borrower to the Bank.  Borrower acknowledges this Letter contains the generalized terms on which the Loan shall be offered and is not intended to be, nor is it, a complete statement of the terms and conditions of the Loan.  In the event of an inconsistency between the terms of this Letter and the Loan Agreement and its ancillary agreements (collectively the “Loan Agreement”), the provisions of the Loan Agreement shall prevail.

In the event the Bank and the Borrower cannot agree on the terms and conditions to be set forth in the Loan Agreement, in their respective sole discretion, then either the Bank or the Borrower may terminate the Conditional Commitment set out in this Letter without liability to each other except the Bank shall be entitled to retain from any commitment fee paid to said termination date the Bank’s Direct Costs.

EXHIBIT 10.1

Expiration of Offer:The offer set forth in this Letter shall automatically expire at 12:00 noon, St. Louis time on October 16, 2015 unless it has been accepted in writing by the Borrower specified in the acceptance signature block of this Letter and delivered to the Bank by such date and time along with the $75,000 partial Commitment Fee.  The Bank may revoke the offer set forth in this Letter by notice, oral or written, to the Borrower before the expiration date and time until such time as the Borrower has delivered to the Bank a completely executed copy of the Letter and has paid the Bank the required partial Commitment Fee of $75,000.

Notwithstanding the Borrower’s timely acceptance of the offer set forth in this Letter and the payment of the required partial Commitment Fee, all obligations of the Bank to close on the Loan shall expire without further notice if the Borrower fails to close on the Loan by 12:00 noon, St. Louis time, on December 16, 2015.  If this Letter and the offer set forth herein expires and the Loan is not closed, the Borrower shall obligated to pay and/or reimburse the Bank for all costs incurred by the Bank in preparation for the making of and the closing upon the Loan, including without limitation, the Bank’s legal fees.

Collateral:The following shall be collateral for the Loan, all of which must be documented in accordance with the Loan Agreement:

(1) First Deed  of Trust/Mortgage on the real estate owned by the Borrower and First Security Interest in the improvements at the following ski resorts (collectively, the “Deeds of Trust/Mortgages”):  (a) Peak Resorts at 17409 Hidden Valley Dr., Eureka, MO 63025; (b) Snow Creek at 1 Snow Creek Dr., Weston, MO 64098; (c) Paoli Peaks at 2798 W. Co. Rd. 25 S., Paoli, IN 47454; (d) Crotched Mountain Ski & Ride at 615 Francestown Rd., Bennington, NH 03442; and (e) Attitash Mountain Resort at Route 302, Bartlett, NH 03812 (collectively, the “Ski Areas”);  and

(2) All of Borrower’s right, title and interest in, whether now owned, possessed or controlled, or hereafter acquired, whether or not same is used in the Borrower’s business: accounts receivable, inventory; equipment, furniture, fixtures, all personal property used by Borrower in the course of its day to day business, general intangibles, choses in action, contract rights, plans, specifications, purchase contracts, construction contracts, books and records, intellectual property rights, including but not limited to any trade names, trademarks, service marks, now or hereafter used in the operation of Borrower’s business (“Borrower’s Business”); and

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(3) All revenue and accounts arising out of: (i) food and beverage sales, (ii) ski lessons, (iii) lift ticket sales, (iv) the sale of season ticket passes, (v) the sale of ticket passes for periods shorter than a ski season, (vi) ski equipment rentals and leases, (vii) miscellaneous sales or leasing of goods or services generated by the use of the Ski Areas, (viii) parking and (ix) the sale of goods  or services in connection with special events such as parties or special occasion celebrations; and

(4) Deposit Account Control Agreement between Borrower, Bank and Borrower’s depositary bank; and

(5) Assignment of all Borrower’s right, title and interest in such property that allows for ingress and egress to the Ski Areas in the event ingress or egress to the Ski Areas is not over lands subject to the Deeds of Trust/Mortgages; and

Debt Service Account:If the Loan is converted to a term loan, Borrower shall open a debt service reserve account (the “Account”) at the Bank which shall be subject to the Bank’s right of setoff.  The terms and conditions of the Debt Service Account shall mirror those set forth in the Master Debt Service Reserve and Security Agreement between Peak Resorts, Inc., Boston Mills Ski Resort, Inc., Brandywine Ski Resort, Inc., JFBB Ski Areas, Inc., Sycamore Lake, Inc., Mount Snow, Ltd., Mad River Mountain, Inc., and Deltrecs, Inc., as Borrower, and EPT Mountain Snow, Inc., EPT Mad River, Inc., and EPT Ski Properties, Inc., as Lender, dated December 1, 2014.

Covenants: Borrower shall maintain a minimum debt service coverage ratio of 1.25:1 measured on a fiscal year basis.  The debt service ratio is defined as: the sum of the consolidated EBITDA (net income before interest, income taxes, depreciation & amortization, gain on sale leaseback, investment income, other income or expense and other non-recurring items) plus lease payments made by the Borrowers under a lease with Mad River Mountain, Inc, divided by the sum of the consolidated interest expense plus all scheduled principal payments (excluding mandatory prepayments) plus payments under capital leases.

The Loan Agreement will set forth covenants that mirror those set forth in Section 11.1, 11.2, and 11.4 of the Master Credit and Security Agreement, dated December 1, 2014, between Borrower, Mount Snow, Ltd., Sycamore Lake, Inc., Brandywine Ski Resort, Inc., Boston Mills Ski Resort, Inc., Deltrecs, Inc., and JFBB Ski Areas, Inc., as borrower, and EPT Ski Properties & EPT Mount

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Snow, Inc, as lender (the “EPT Credit Agreement”).  Borrower shall comply with all covenants set forth in the Loan Agreement and the EPT Credit Agreement.

Negative Covenants:The Loan Agreement will set forth negative covenants that mirror those set forth in Section 11.3 of the EPT Credit Agreement.  Borrower shall not breach any of the negative covenants set forth in the Loan Agreement or the EPT Credit Agreement.

CONDITIONS

The following documents and/or requirements are to be complied with and furnished to Bank in form satisfactory to Bank and its counsel at least ten (10) business days prior to closing unless otherwise specified.  Bank will not be required to close the Loan unless all of the obligations of Borrower hereunder have been completed, and the contents of all documents submitted to Bank are acceptable to bank and its counsel:

1. The following insurance policies or certificates of the existence of such policies are delivered to the Bank.  All such policies shall be issued by a company with a current Best's Guide rating of A- or better and in all other respects be satisfactory to the Bank and shall have coverage and endorsements and be written for such amounts as Bank may require.  All policies of insurance must provide that cancellation or modification of the policies cannot be made without thirty days prior written notice to the Bank.

a.

Hazard insurance policy insuring the Collateral and all improvements thereto against loss or damage.  Each insurance policy will be in an amount and issued by a company satisfactory to the Bank.  Bank will be named as loss payee under such policy.

b.

Comprehensive general liability insurance with respect to the Borrower’s Business.  The policy will be in an amount and issued by a company satisfactory to the Bank. Bank will be named as an additional insured under such policy.

c.

Flood insurance policy to the extent the Ski Areas, or any part thereof, is located in an area designated by HUD to be in a flood or mudslide hazard area.  Otherwise, Borrower shall deliver to Bank a letter from the appropriate government or qualified agency addressed to Bank stating one or more of the Ski Areas are not located in such a hazard area.

2. An appraisal of the Collateral, including the Borrower’s Business, from a qualified appraiser, acceptable to the Bank, addressed to the Bank, in an amount satisfactory to the Bank with a Loan to value not to exceed 50%.

3. Intercreditor agreement, satisfactory to the Bank, between the Bank and EPT Mount Snow, Inc., EPT Mad River, Inc., and EPT Ski Properties, Inc.

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4. Evidence satisfactory to Bank of compliance with all laws, ordinances, rules, regulations and restrictions of all governmental entities affecting the Collateral and the Borrower’s Business.

5. Confirmation letters from all lessors leasing land or buildings on or adjacent to land subject to the Deeds of Trust/Mortgages to the Borrower confirming the status of the lease, term of the lease, monthly payment, and description of the property being leased and a copy of all leases.

6. A confirmation letter from the Forest Service confirming the Borrower is in compliance with the terms and conditions of the Permit.

7. Copy of most recent, but no older than 24 months, Environmental Phase I study for each property subject to the Deeds of Trust/Mortgages.  The Bank may request additional studies if the Bank believes such additional environmental studies are necessary in the Bank’s sole discretion and at Borrower’s cost.

8. An opinion of Borrower's counsel (which counsel shall be acceptable to Bank) as to the due formation of Borrower, the enforceability of the Loan documents, the authority of the Borrower to enter into this transaction, the authority of the Borrower to conduct its business as currently conducted, and the accuracy of the representations and warranties made by the Borrower in the Loan documents.

9. Certified copies, as applicable, of corporate resolutions with respect to the Loan, articles of incorporation, By-Laws, certificates of good standing, registration of fictitious name, incumbency of officer signing all documents relating to the Loan to be delivered to the Bank with respect to Borrower.

10. Certified copies of a resolution of the Borrower's Board of Directors which authorizes the Borrower to obtain the Loan and to execute and deliver any and all documents submitted to Bank in relation to the Loan.

11. Agreement between Borrower, Bank and the Forest Service on Forest Service form FS-2700-12, titled “Agreement Concerning a Loan for Holder of a Special Use Permit” (the “Permit”), as required by Forest Service Manual Chapter 2710, Section 2717.3.

MISCELLANEOUS TERMS

1. The representations and warranties contained in the Loan Agreement shall survive the making of the Loan.

2. This conditional commitment by the Bank shall be personal to Borrower and the rights of Borrower, if any, hereunder may not be assigned to and may not be enforced by any other person, firm, or entity unless the Bank shall agree in writing.

3. In event the Borrower shall, at any time before the repayment of this Loan in full, sell all or part of the Collateral or Borrower’s Business, directly or on a contract for deed, or in the event Borrower shall experience a Change in Control as defined in the Loan Agreement, then the balance of the Loan shall at the option of the Bank become immediately due and payable.

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4. Notwithstanding Borrower’s timely acceptance of this conditional commitment and payment of the commitment fees, in addition to the conditions and covenants stated herein, Bank reserves the right to cancel this conditional commitment and to terminate its obligations hereunder in any of the following events:

a.	Bank is unable to secure participant lenders satisfactory to the Bank;

b.

Substantial damage to, or condemnation or other loss of, a substantial part of the Collateral or Borrower’s Business, including but not limited to a loss of the Permit, which shall not have been repaired or restored to the reasonable satisfaction of Bank at the time of closing;

c.

Borrower’s credit has adversely changed in one or more material aspects from the time of conditional commitment to date of funding or Borrower becomes insolvent, bankrupt or makes an assignment for the benefit of creditors;

d.	Borrower has made any material misrepresentation(s) to Bank for the purpose of obtaining this conditional commitment.

If Borrower cancels this conditional commitment, Borrower may receive a refund of the commitment fee paid less the Bank’s Direct Costs incurred by the Bank up to the date of the Borrower’s cancellation.

To accept this conditional commitment, please sign and return the original copy of this letter with your check (non-refundable) in the amount of $75,000 at the office of Royal Banks of Missouri, 13171 Olive Blvd., St. Louis, MO  63141, in care of the undersigned.

ROYAL BANKS OF MISSOURI

By: __/s/ Steven Silver_______

    Steven M. Silver, Senior Vice President

EXHIBIT 10.1

ACCEPTANCE OF COMMITMENT

We have read, understood and agreed to the terms and conditions of the above Conditional Commitment Letter and hereby acknowledge receipt of a copy of said letter.

Agreed to and accepted this __15th___ day of October, 2015.

Submitted with $75,000.00.

Peak Resorts, Inc.

By:  __/s/ Stephen Mueller____

    An Authorized Officer